MSP RESTRICTED STOCK UNIT AGREEMENT
FOR EMPLOYEES UNDER THE
CIRCOR INTERNATIONAL, INC.
2019 STOCK OPTION AND INCENTIVE PLAN
Award of RSUs Under the CIRCOR International, Inc.
Management Stock Purchase Plan “MSP” Bonus Deferral Award

Name of Awardee: Participant Name
Awardee Solium Number: XXX
Number of Restricted Stock Units: XXXX
Award Date: March 15, 2021

Pursuant to the CIRCOR International, Inc. 2019 Stock Option and Incentive Plan (the “Plan”), CIRCOR International, Inc. (the “Company”) hereby grants to the Awardee named above, who is an officer or employee of the Company or any of its Subsidiaries, an award (the “Award”) of Restricted Stock Units (“RSUs”) subject to the terms and conditions set forth herein and in the Plan and the CIRCOR International Inc. Management Stock Purchase Plan (“MSP”). You elected under the MSP Bonus Deferral and RSU Subscription Agreement to receive an award of Restricted Stock Units (RSUs) in lieu of all or a portion of your annual incentive bonus for fiscal the year ended December 31, 2020 (“Fiscal 2020”). Based on your election, you have been awarded RSUs effective as of the Award Date.

1.    Vesting Schedule. No portion of this Award may be received until such portion shall have vested. Except as otherwise set forth in this Agreement or in the Plan, the RSUs will cliff vest at the end of a three-year period on the following basis, subject to employment with the Company on the vesting date:

Number of
Restricted Stock Units    Vesting Date

            (XXX)     March 15, 2024

    Except as otherwise specifically provided in a written agreement between the Company and the Awardee, this Award shall be subject to adjustment in connection with a Change in Control as provided in Section 14 of the Plan as determined in the Administrator’s sole discretion. This Award shall not automatically vest upon a Change in Control.

2.    Deferral of Award.

(a)    Each vested RSU entitles Awardee to receive one share of the Company’s Common Stock (the “Stock”) on the later of (i) the vesting date for such RSU or (ii) the end of the deferral period specified by Awardee. (If no deferral period is specified on the Deferral Election Form, Stock will be issued as soon as practicable (but not more than thirty (30) days) following vesting of the RSUs, as determined in the Committee’s sole discretion).

(b)    Shares of Stock underlying the RSUs shall be issued and delivered to Awardee in accordance with paragraph (a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.

(c)    Until such time as shares of Stock have been issued to Awardee pursuant to paragraph (b) above, and except as set forth in paragraph (d) below regarding dividends and dividend equivalents, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award including but not limited to voting rights.

(d)    Until such time as RSUs have vested pursuant to the terms hereof, dividend equivalents shall be accrued with respect to each share of Stock underlying the RSUs such that,

1" = "1" "DM_US 177250327-2.092607.0021" "" DM_US 177250327-2.092607.0021

upon settlement of such RSUs in shares of Stock, all dividend equivalents so accrued (without interest) shall be paid in cash to Awardee. In addition, with respect to RSUs which have vested but have not been converted into shares of Stock pursuant to a valid deferral election by Awardee, dividends on the shares of Stock underlying such RSUs shall be paid in cash to Awardee upon settlement of such RSUs in shares of Stock.
3.    Termination of Employment or Other Business Relationship.  If Awardee's employment by or other business relationship with the Company or a Subsidiary (as defined in the Plan) is terminated for any reason except as otherwise set forth in this Section 3, Awardee’s right in any RSUs that are not vested shall automatically terminate upon the effective date of such termination of employment or other business relationship with the Company and its Subsidiaries and such RSUs shall be cancelled as provided within the terms of the Plan and shall be of no further force and effect.  Awardee’s sole rights with respect to the cancelled RSUs shall be to receive a return of the bonus or retainer deferral pursuant to the terms of Section V.C of the Company’s Management Stock Purchase Plan.  In the event of such termination and except as otherwise set forth in this Subsection 3, the Company, shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor in the event of Awardee’s death) with respect to any RSUs which, as of the effective date of such termination, have vested but for which shares of Stock had not yet been issued to Awardee (for example, due to a valid deferral election).
(a)        Termination Due to Death. If the Awardee’s employment terminates by reason of the Awardee’s death, (excluding death by suicide), all outstanding awards shall become vested as of the date of death and the Company, within 90 days following the effective date of such termination, shall issue all outstanding shares of Stock to Awardee’s designated beneficiary or estate executor.
(b)        Termination Due to Disability. If the Awardee’s employment terminates by reason of the Awardee’s qualified disability, (as defined under the Company’s disability plan, an individual shall be considered disabled if such individual qualifies for receipt of long-term disability benefits under the long-term disability plan then in effect for the Company’s employees), all outstanding awards shall become vested as of the date of disability and the Company, within 90 days following the effective date of such termination, shall issue all outstanding shares of Stock to Awardee.
(c)        Termination Due to Retirement. If the Awardee’s employment is terminated by reason of the Awardee’s early or normal retirement, (as defined in the Company’s Defined Benefit Pension Plan), the Awardee's unvested RSUs shall be cancelled and he or she shall receive payment as follows as described in the MSP Plan: The number of unvested RSUs awarded on each award date shall be multiplied by a fraction that is equal to the number of full years that the Awardee was employed by the Company after each such award date divided by three and the Awardee shall receive the resulting number of such RSUs in shares of Stock. With respect to the Awardee's remaining unvested RSUs, except as otherwise provided in the Awardee's employment agreement, the Awardee shall receive payment in an amount equal to the lesser of (a) the Value of such RSUs or (b) an amount equal to the number of such RSUs multiplied by the value of CIRCOR stock on the date of the Awardee's termination of employment. Notwithstanding the foregoing, if the Awardee is a key employee (as defined in Section 416(i) of the Internal Revenue Code of 1986, as amended, without regard to paragraph 4 thereof), any distribution on account of retirement shall be delayed until at least six months after such retirement.
(d)        Termination for Cause. If the Awardee’s employment terminates for Cause (as defined below), the Awardee's unvested RSUs shall be cancelled and he or she shall receive payment equal to the lesser of (a) the Value of such RSUs or (b) an amount equal to the number of such RSUs multiplied by the fair market value of the Stock on the date of the Awardee's termination of employment. For purposes hereof, unless otherwise provided in an employment agreement between the Company and the Awardee, a termination of employment for “Cause” shall mean (i) an act or omission by Awardee that constitutes willful misconduct or negligence in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) criminal or civil conviction of Awardee, a plea of nolo

1" = "1" "DM_US 177250327-2.092607.0021" "" DM_US 177250327-2.092607.0021

contendere by Awardee or conduct by Awardee that would reasonably be expected to result in material injury to the reputation of the Company if he was retained in his position with the Company, including, without limitation, conviction of a felony involving dishonesty or moral turpitude; (iii) continued, willful and deliberate non-performance by Awardee of his duties hereunder (other than by reason of Awardee’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such nonperformance from the Board of Directors of the Company; or (iv) any failure of the Awardee to comply in any material respect with any of the Company’s written policies or other written directives of the Company, including without limitation the failure to comply with the Company’s Code of Conduct or Sexual Harassment/Anti-Retaliation policies, as determined by the Company in good faith in its sole discretion and which has not been corrected within ten (10) days after written notice from the Company of such failure.
(e)        Termination without Cause. If the Awardee’s employment is terminated by the Company without Cause and unless otherwise determined by the Administrator, the number of unvested RSUs awarded on each award date shall be multiplied by a fraction that is equal to the number of full years that the Awardee was employed by the Company after each such award date divided by three and the Awardee shall receive the resulting number of such RSUs in shares of Stock. With respect to the Awardee's remaining unvested RSUs, except as otherwise provided in the Awardee's employment agreement, the Awardee shall receive payment in an amount equal to the lesser of (a) the Value of such RSUs or (b) an amount equal to the number of such RSUs multiplied by the fair market value of the Stock on the date of the Awardee's termination of employment.
(f)        Termination of Employment by Awardee. If the Awardee terminates his or her employment with the Company for reasons other than death, permanent disability or retirement (except as otherwise set forth in this Subsection 3, the Awardee's unvested RSUs shall be cancelled and he or she shall receive payment in an amount equal to the lesser of (a) the Value of such RSUs or (b) an amount equal to the number of such RSUs multiplied by the fair market value of the Stock on the date of the Awardee's termination of employment.
(g)        Miscellaneous. The Administrator’s determination of the reason for termination of the Awardee’s employment shall be conclusive and binding on the Awardee and his or her representatives or legatees. Any portion of this Award that is unvested after the application of this Section 3 shall be cancelled immediately upon any termination of employment and shall not be exercisable by the Awardee.
4.    Clawback Provision. Anything in this Award Agreement to the contrary notwithstanding, the Awardee hereby acknowledges and agrees that any compensation payable under this Award Agreement is subject to the Company’s rights and remedies under the CIRCOR International, Inc. Recoupment of Incentive Compensation Policy, as may be amended or restated from time to time, including but not limited to amendments to comply with applicable law or listing requirements (the “Clawback Policy”).
5.    Section 409A. Payments under this Agreement are intended to comply with Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”). Anything in this Agreement to the contrary notwithstanding, if at the time of the Awardee’s “separation from service” within the meaning of Section 409A of the Code of 1986 the Company determines that the Awardee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Awardee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided any earlier than the date that is the earlier of (A) six months and one day after the Awardee’s separation from service, or (B) the Awardee’s death. Neither the Company nor any of its affiliates shall be liable to the Awardee (or any other individual claiming a benefit through the Awardee) for any tax, interest, or penalties the Awardee might owe as a result of participation in the Plan, and the Company and its affiliates shall have no obligation to indemnify or otherwise protect the Awardee from the obligation to pay any taxes pursuant to Section 409A of the Code.

1" = "1" "DM_US 177250327-2.092607.0021" "" DM_US 177250327-2.092607.0021

6.    Incorporation of Plan and MSP. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan and the MSP. Capitalized terms in this Agreement shall have the meaning specified in the Plan and the MSP, unless a different meaning is specified herein.

7.    Transferability. This Agreement is personal to Awardee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Award is available, during Awardee's lifetime, only to Awardee, and thereafter, only to Awardee's designated beneficiary or estate.

    8.    Tax Withholding. If Awardee is an employee, Awardee shall, not later than the date as of which the Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Awardee may elect, subject to the approval of the Administrator, to satisfy tax withholding obligations, in whole or in part, by having the Company withhold such number of shares of Stock elected by the Participant not in excess of the maximum amount required for federal, state and local tax withholding attributable to the settlement of this Award. The Company is authorized to satisfy the minimum tax withholding obligation by withholding from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum required tax withholding amount due.

    9.    Non-Solicitation Agreement. Awardee is receiving the Award provided for herein in part because the Company has determined that Awardee is a key contributor to the continued success of the Company. As such, Awardee is privy to certain proprietary information which the Company considers to be competition sensitive. The Company, therefore, would be materially harmed if the Awardee were to solicit (i) customers to do business with a competitor of the Company or (ii) employees of the Company to leave the Company. Accordingly, in consideration of Awardee’s receipt of the Award, Awardee covenants and agrees that, for a period of one (1) year following the termination of Awardee’s affiliation with the Company, Awardee shall not directly or indirectly (1) induce, solicit, request or advise any Customers (as defined below) to patronize any business which competes with any business of the Company for which Awardee either (a) has had any management responsibility, (b) has otherwise provided regular services during his affiliation with Company, or (c) has had access to confidential or proprietary information; or (2) entice, solicit, request or advise any employee of the Company to leave the Company’s employment or to otherwise accept employment (or other affiliation) with any person, firm or business with which Awardee has an employment or consulting relationship. As used above, “Customers” means all customers of any such business of the Company. Awardee agrees that this provision is reasonable in view of the relevant market for the Company’s products and services and that any breach hereof would result in continuing and irreparable harm to the Company. In the event that a court of competent jurisdiction determines that any of the restrictions set forth in this paragraph 9 are impermissible in scope and/or duration, Awardee and the Company intend that such court shall revise such scope and/or duration as the court deems reasonable rather than invalidating any such restrictions.
10.    Effect of Employment Agreement. If Awardee is a party to any other agreement with the Company, including but not limited to a change in control agreement or severance plan, and any provisions set forth in such agreement conflict with the provisions set forth in this Award Agreement, the provisions set forth in such agreement shall override such conflicting provisions set forth herein.  For avoidance of doubt, the Award shall subject to accelerated vesting upon a qualifying termination following a change in control as provided for any applicable change in control agreement or severance plan.
11.    Miscellaneous.

(a)    Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b)    This Award does not confer upon Awardee any rights with respect to continuance of employment or dictatorship by the Company or any Subsidiary.

1" = "1" "DM_US 177250327-2.092607.0021" "" DM_US 177250327-2.092607.0021

(c)    Pursuant to the Plan, the Committee may at any time amend or cancel any outstanding portion of this Award, but no such action may be taken which adversely affects Awardee's rights under this Agreement without Awardee's consent.

                            CIRCOR INTERNATIONAL, INC.

        By:
    Scott Buckhout
                Title:     President and CEO

The foregoing Agreement is hereby accepted, and the terms and conditions thereof hereby agreed to by the undersigned. By signing below, I acknowledge and agree that this Award and all prior equity awards from CIRCOR are subject to the Clawback Policy adopted by CIRCOR on December 10, 2020 pursuant to the Plan. Currently, the Clawback Policy applies to the Company’s employees who are current or former “executive officers” under federal securities laws. Any amount paid under this Award, including proceeds from the sale of any shares received under this Award, is subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Clawback Policy as may be amended from time to time.

Date:
                            Name:    Awardee

1" = "1" "DM_US 177250327-2.092607.0021" "" DM_US 177250327-2.092607.0021